UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2012

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2012, Pinnacle West Capital Corporation (“Pinnacle West”) entered into a $125 million unsecured term loan with JPMorgan Chase Bank, N.A., as Agent, SunTrust Bank, as Syndication Agent, U.S. Bank National Association, as Documentation Agent, and the lenders party thereto (the “New Term Loan”).  The obligations under the New Term Loan will mature and become due and payable on November 27, 2015.  Pinnacle West used the proceeds of the New Term Loan to refinance and pay in full its unsecured term loan, dated February 23, 2011, with Union Bank, N.A., as Agent, The Royal Bank of Scotland Finance (Ireland), as Syndication Agent, SunTrust Bank, as Documentation Agent, and the lenders party thereto, which terminated upon the repayment.

Borrowings under the New Term Loan will bear interest based on Pinnacle West’s then-current senior unsecured debt ratings.

The New Term Loan includes customary covenants, including requirements that Pinnacle West maintain ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company, maintain a consolidated debt-to-capitalization ratio not to exceed a prescribed maximum level and comply with certain lien restrictions.  The New Term Loan also includes customary events of default, including a cross default provision and a change of control provision.  If an event of default occurs, lenders holding a specified percentage of the outstanding loans, or the administrative agent with such lenders’ consent, may declare the obligations outstanding under the facility to be due and payable.

Pinnacle West and its affiliates maintain normal banking and other relationships with the agents and various other lenders in the New Term Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: November 29, 2012	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer